                           Exhibit 99 - Press Release

                                 [LOGO]   6113 Lemmon, Dallas, Texas 75209
                                          Tel 214.956.4511 - Fax 214.956.4239
NEWS RELEASE                              Contact:  David Tehle
                                                    Executive Vice President and
                                                    Chief Financial Officer

FOR IMMEDIATE RELEASE

                HAGGAR POSTS 19% INCREASE IN SALES FOR THE QUARTER

                      COMPANY DOUBLES YEAR OVER YEAR EARNINGS
                              FOR 2ND FISCAL QUARTER

    DALLAS, TX (April 23, 2002) -- Haggar Corp. (NASDAQ-HGGR) announced results for the second quarter ended March 31, 2002, which saw the Company increase its sales by 19% for the quarter and doubled year over year earnings for the 2nd fiscal quarter.

    For the second quarter of fiscal 2002, Haggar reported net sales of $138,059,000 and net income of $3,938,000, or $0.62 on an earnings per share basis. This compares to the second quarter of 2001, in which the Company reported $115,791,000 in net sales and net income of $2,016,000, or income of $0.31 on a per share basis, before giving effect to a reorganization charge relating primarily to the closing of its last domestic sewing facility on March 26, 2001.

    For the six months ended March 31, 2002, Haggar reported net sales of $237,390,000 and income of $4,009,000 or $0.63 on an earnings per share basis, before giving effect to the cumulative impact of a change in accounting principle for goodwill, which was previously announced. This compares to the first six months of fiscal 2001, in which the Company reported $215,647,000 in net sales and a net income of $1,870,000, or income of $0.29 on a per share basis, before giving effect to a reorganization charge relating primarily to the closing of its last domestic sewing facility on March 26, 2001.

    The Company reduced its inventory by $14 million to $96.1 million as of the end of the second quarter of fiscal 2002, as compared to $110 million as of the end of the first quarter of fiscal 2002. Additionally, selling, general and administrative expenses for the quarter dropped as a percentage of sales by 4.4 points from second quarter 2001, due to continued tight expense control across the Company. Margins are down 2.9 percentage points as the Company continues to be impacted by significant market pressures present at retail and the result of nonrecurring inventory markdowns taken during the quarter. Additionally, the Company took a $1.0 million pre-tax charge for the closure of its Weslaco, Texas, cutting operations as previously announced. Further, the Company revised its estimate on last year's Edinburg, Texas, facility write-off, reversing $2.1 million to income.

    J. M. Haggar, III, the Company's Chairman and Chief Executive Officer, stated, " We are excited about our sales trend for the quarter and the positive impact it had on our earnings per share. Our new product offerings combined with increased sell through at retail with our key customers has resulted in these sales increases. Our strategy of strong brands - Haggar, Claiborne, DKNY plus a world-class private brand organization is paying off."

      Frank Bracken, President and Chief Operating Officer, added, "We introduced our new "Comfort Fit" idea to retailers this quarter and the response has been outstanding. All of our key customers have placed the pant, which was introduced during this quarter. We believe this product will be another phenomenal success for Haggar. Initial sell-throughs at retail have been well above normal."

                                    -more-
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    David Tehle, Executive Vice President and Chief Financial Officer, noted,
"We are delighted that we were able to post such strong increases in revenue given today's difficult retail environment. Increasing our sales for the quarter by 19% was achieved by strong results from the Haggar brand, Claiborne brand, and our retail stores. All other divisions posted solid results. The excellent performance in the quarter allowed us to decrease our debt by over $10 million to $61.1 million versus last year's level of $71.6 million."

    The Haggar Board of Directors continued the $0.05 per share quarterly dividend. The dividend will be payable on May 20, 2002, to shareholders of record as of May 6, 2002.

    The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in such statements; the results could be affected by, among other things, general business conditions, the impact of competition, the seasonality of the Company's business, labor relations, governmental regulations, unexpected judicial decisions, and inflation. In addition, the financial results for the quarter just ended do not necessarily indicate the results that may be expected for any future quarters or for any fiscal year. Investors also should consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

    Additionally, the Company will file a Form 8K with the Securities and Exchange Commission tomorrow with its latest financial projections for fiscal 2002.

    Haggar Clothing Co., a wholly-owned subsidiary of Haggar Corp. (NASDAQ-HGGR), is a leading marketer of men's casual and dress apparel and women's sportswear, with global headquarters in Dallas, TX. Haggar markets in the United States, United Kingdom, Canada, Mexico, South Africa, and Indonesia. Haggar also holds exclusive licenses in the United States to use the Claiborne(R) trademark and in the United States and Canada to use the DKNY(R) trademark to manufacture, market, and sell men's shorts and pants in men's classification pant departments. For more information visit the Haggar website at www.haggarcorp.com.

                                    -more-
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                                  HAGGAR CORP.

CONDENSED CONSOLIDATED                            THREE MONTHS ENDED MARCH 31,    SIX MONTHS ENDED MARCH 31,
STATEMENTS OF INCOME                                  2002           2001            2002            2001
------------------------------------------------------------------------------------------------------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net Sales                                          $  138,059     $  115,791      $  237,390     $  215,647
Cost of sales                                         100,814         80,245         169,551        147,197
Reorganization costs                                   (1,157)        20,800          (1,157)        20,800
                                                   --------------------------------------------------------
Gross profit                                           38,402         14,746          68,996         47,650
Selling, general and administrative expenses          (31,210)       (31,298)        (61,125)       (63,699)
Royalty income                                            332            591             728          1,041
                                                   --------------------------------------------------------
Operating income (loss)                                 7,524        (15,961)          8,599        (15,008)
Other income (expense)                                     11             23              59              1
Interest expense                                       (1,095)        (1,428)         (2,106)        (2,397)
                                                   --------------------------------------------------------
Net income (loss) before provision
  for income taxes and cumulative effect
    of accounting change                                6,440        (17,366)          6,552        (17,404)
Provision (benefits) for income taxes                   2,502         (5,082)          2,543         (4,974)
                                                   --------------------------------------------------------
Income (loss) before cumulative effect
  of accounting change                                  3,938        (12,284)          4,009        (12,430)
Cumulative effect of accounting change                      -              -         (15,578)             -
                                                   --------------------------------------------------------
Net income (loss)                                  $    3,938     $  (12,284)     $  (11,569)    $  (12,430)
                                                   ==========     ==========      ==========     ==========

Income (loss) per common share before cumulative
  effect of accounting change - Basic/Diluted      $     0.62     $    (1.89)     $     0.63     $    (1.91)
Cumulative effect of accounting change per common
  share - Basic/Diluted                                     -              -           (2.44)             -
Net income (loss) per common share - Basic/Diluted $     0.62     $    (1.89)     $    (1.81)    $    (1.91)
Weight average shares outstanding - Basic/Diluted       6,391          6,505           6,368          6,516
PROFORMA IMPACT OF SFAS NO. 142:
Net income (loss) as reported                      $    3,938     $  (12,284)     $  (11,569)    $  (12,430)
Add back:  Goodwill amortization                            -            375               -            750
                                                   --------------------------------------------------------
Adjusted net income (loss)                         $    3,938     $  (11,909)     $  (11,569)    $   11,680
Proforma net income (loss) per common share -      $     0.62     $    (1.83)     $    (1.81)    $    (1.79)
     Basic/Diluted

CONDENSED CONSOLIDATED
BALANCE SHEET                             MARCH 31, 2002        SEPTEMBER 30, 2001
----------------------------------------------------------------------------------
ASSETS                                                  (IN THOUSANDS)
Cash and cash equivalents                  $    5,797               $   7,800
Accounts receivable, net                       74,829                  69,047
Due from factor                                 1,292                   2,252
Inventories                                    96,107                  97,726
Property held for sale                          2,157                       -
Deferred tax benefit                           10,229                  11,290
Other current assets                            2,287                   2,215
                                           ---------------------------------------
Total current assets                          192,698                 190,330
Property, plant and equipment, net             48,927                  51,975
Goodwill                                        9,472                  25,050
Other assets                                    8,130                   7,870
                                           ---------------------------------------
    Total Assets                           $  259,227               $ 275,225
                                           =======================================
Liabilities and Stockholders' Equity
Accounts payable                           $   25,355               $  35,645
Accrued liabilities                            28,039                  25,374
Other current liabilities                       5,341                   8,748
Current portion of long-term debt               3,747                   4,021
                                           ---------------------------------------
Total current liabilities                      62,482                  73,788
Long term debt                                 57,343                  49,338
Stockholders' equity                          139,402                 152,099
                                           ---------------------------------------
    Total Liabilities and Stockholders'
      Equity                               $  259,227               $ 275,225
                                           =======================================

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